UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 18, 2015
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Harsco Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-03970	23-1483991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, Pennsylvania	17011
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:   717-763-7064

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of General Counsel

On May 20, 2015, Harsco Corporation (the “Company”) appointed Russell C. Hochman, age 51, as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of the Company, effective May 25, 2015. Mr. Hochman served as Deputy General Counsel of the Company since August 5, 2013 and has been the Interim General Counsel, Chief Compliance Officer and Corporate Secretary since March 10, 2015. Prior to joining the Company, Mr. Hochman served as Vice President and Deputy General Counsel at Pitney Bowes Inc. and was associated with the law firm of Kelley Drye & Warren LLP. Mr. Hochman received his B.A. from Cornell University and his J.D. from Albany Law School of Union University.

Separation Agreement

The Company has entered into a Separation Agreement and General Release (the “Separation Agreement”) with A. Verona Dorch which sets forth the terms and conditions applicable to Ms. Dorch’s separation from the Company. The Separation Agreement was effective on May 18, 2015 (the “Effective Date”). As memorialized in the Separation Agreement, Ms. Dorch’s employment as Chief Legal Officer, Chief Compliance Officer and Corporate Secretary of the Company ended on March 10, 2015 (the “Separation Date”).

Under the Separation Agreement, Ms. Dorch will be entitled to receive the following:

A $380,000 severance payment, payable in cash in two installments, the first to be paid within 15 days after the Effective Date, and the second to be paid four months following the first installment payment.

An amount equal to $150,000, representing payment for 2015 annual incentive compensation, which is payable within 60 calendar days of the Effective Date; and an amount equal to $242,056.62, representing payment for unvested long-term incentive compensation, which is also payable within 60 calendar days of the Effective Date.

Health insurance premiums for the continuation of health insurance coverage under COBRA for Ms. Dorch, her spouse and her covered dependents for a period of up to 12 months from the Separation Date.

Payment of all amounts earned or accrued as a result of Ms. Dorch’s employment with the Company through the Separation Date, including $4,872.41 of unused vacation time and $176,329 earned pursuant to the terms of the Company’s 2014 Annual Incentive Plan.

Reimbursement of up to $7,500 for outplacement services.

All payments and benefits to which Ms. Dorch is entitled under the Separation Agreement are subject to tax withholding, as applicable. The Separation Agreement also provides that all of Ms. Dorch’s outstanding and unvested equity compensation awards granted to her by the Company are terminated as of the Separation Date and forfeited without additional consideration.

In consideration of the payments and benefits provided under the Separation Agreement, Ms. Dorch is subject to certain non-disparagement and confidentiality provisions as well as restrictions preventing her from competing against the Company or soliciting the customers or employees of the Company, in each case for a period of 12 months after the Separation Date.

Ms. Dorch’s right to receive the payments and other consideration set forth above (other than the payment of amounts earned or accrued as a result of employment through the Separation Date) was contingent upon Ms. Dorch’s agreeing to (and not revoking) a release of claims against the Company, and to that end the Separation Agreement contains a release and waiver of claims for the benefit of the Company, pursuant to which Ms. Dorch agrees to release the Company and certain other parties from any and all claims, charges, causes of action and damages arising on or prior to her execution of the Separation Agreement. The Separation Agreement also contains a release for the benefit of Ms. Dorch, pursuant to which the Company agrees to release Ms. Dorch from any and all claims, charges, causes of action and damages arising on or prior to the Company’s execution of the Separation Agreement.

The foregoing description of the terms and conditions of the Separation Agreement is merely a summary of the material terms of the Separation Agreement and is qualified in its entirety by reference to the full text of the Separation Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION

Date:	May 22, 2015	By:	/s/ Russell Hochman
Russell Hochman
Vice President, Interim General Counsel, Chief Compliance Officer and Corporate Secretary